Exhibit 99.J

Dated    22 August 2014

(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

(2) DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD

and

(3) DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

SUPPLEMENTAL AGREEMENT

TO THE DATANG SHARE PURCHASE AGREEMENT
DATED 6 NOVEMBER 2008

THIS SUPPLEMENTAL AGREEMENT is made on 22 August 2014

BETWEEN:

(1)
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company duly incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, 9 Queen’s Road Central, Hong Kong (the “Company”); and

(2)
DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD, a company duly incorporated in People’s Republic of China whose principal place of business is No. 40 Xueyuan Road, 100083, Beijing, China (“Datang”).

(3)
DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED, a company duly incorporated in Hong Kong whose principal place of business is 18/F Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (“Datang Hong Kong”).

SUPPLEMENTAL to the Datang share purchase agreement (the “Datang Share Purchase Agreement”) dated 6 November 2008 between the Company and Datang.

WHEREAS:

(A)
The Company and Datang entered into the Datang Share Purchase Agreement in 2008, under which Datang, was given certain pre-emptive rights in relation to subsequent issue of securities by the Company which may be acquired by Datang directly or through its wholly-owned subsidiary Datang Hong Kong. Datang Hong Kong has entered into a supplemental deed with the Company and Datang to comply with all obligations under the Datang Share Purchase Agreement applicable to the securities and to give certain representations and warranties to the Company.

(B)
The parties have agreed to enter into this Supplemental Agreement to amend the Datang Share Purchase Agreement in order to clarify certain ambiguities relating to Datang’s pre-emptive right under the Datang Share Purchase Agreement.

NOW IT IS HEREBY AGREED as follows:

1	INTERPRETATION

1.1	Clause 1 of the Datang Share Purchase Agreement applies for the purpose of interpreting this Supplemental Agreement.

1.2	In this Supplemental Agreement:

“Effective Date” means the day on which all of the conditions set out in Clause 3 are satisfied; and

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time.

2	AMENDMENT

The Datang Share Purchase Agreement shall, from the Effective Date, be amended by the replacement of paragraph (ii)(B) in sub-paragraph (m) under Clause 4 with the following:

“(B)
a pro rata portion of the Relevant Securities equal to the percentage of the issued share capital of the Company then beneficially owned by the Buyer (together with the HKCo) immediately prior to the Company’s entry into the agreement or agreements for the transaction involving the issuance of the Relevant Securities including without limitation an agreement for a “top-up and subscription” where new securities are issued to a connected person of the Company after a reduction by the connected person of its holding in the Company and the placing of such a reduction in securities to third parties , provided that the Buyer and HKCo maintains an ownership interest equal to at least 1,849,547,150 shares (as appropriately adjusted for stock splits, stock consolidation, stock dividends, recapitalizations and the like) of the total nominal share capital of the Company,”

3	Conditions

The amendments set out in Clause 2 of this Supplemental Agreement shall only be effective upon the fulfilment of the following condition:

3.1
the Company having obtained the approval of the shareholders of the Company (other than Datang, Datang Hong Kong and their respective associates (as defined in the Listing Rules) of this Supplemental Agreement.

4	GENERAL

4.1
The Datang Share Purchase Agreement shall, except as amended by this Supplemental Agreement, remain in full force and effect.  The Datang Share Purchase Agreement and this Supplemental Agreement shall be read and construed as one document.  All references in the Datang Share Purchase Agreement to “this Agreement” shall be read and construed as references to the Datang Share Purchase Agreement as amended by this Supplemental Agreement.

4.2	There may be several signed copies of this Supplemental Agreement. There is intended to be a single Supplemental Agreement and each signed copy is a counterpart of that Supplemental Agreement.

5	APPLICABLE LAW AND JURISDICTION

5.1
This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and each of the Parties hereby irrevocably submits to the non-exclusive jurisdictions of the courts of Hong Kong in any legal suit, action or proceeding arising out of or based upon this Agreement.  Each of Datang and the Company hereby irrevocably waives any objection which it may now or hereafter have to the service of process or the laying of venue in connection with any such proceedings.

5.2
The Company agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to the Company it at its principal place of business in Hong Kong. If the Company ceases to have a place of business in Hong Kong, the Company shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify Datang of such appointment, and, failing such appointment within fifteen days, Datang shall be entitled to appoint such a person by notice to the Company. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

5.3
Datang agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to Datang Hong Kong. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by /s/ Gareth Kung for and on behalf of SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION in the presence of:

SIGNED by /s/ Guo Guangli for and on behalf of DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD in the presence of:

SIGNED by /s/ Guo Guangli for and on behalf of DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED in the presence of: